EXHIBIT 16






May 1, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:      PacificHealth Laboratories, Inc.

We have read the statements that we understand PacificHealth Laboratories, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.

Yours truly,



LARSON, ALLEN, WEISHAIR & CO., LLP